Exhibit 99.1

NEWS RELEASE

18-05-095

2901 Butterfield Road

Oak Brook, Ill. 60523

www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 368-2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES $140 MILLION LOAN REFINANCING

Oak Brook, Ill.  November 2, 2009 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that the company closed on the refinancing of $140.0 million of mortgage loans with a major life insurance company.

“This financial transaction highlights the measureable strides we have made to strengthen the balance sheet, despite an extremely challenging environment,” commented Steven P. Grimes, chief executive officer of Inland Western.  “We remain diligent in our focus on strengthening the balance sheet throughout this protracted recovery, in order to position this company for the future.”

Secured by seven retail properties having mortgages due to mature in 2009 and 2010, the new mortgage loan has a five-year term inclusive of a one-year extension option.  Year-to-date, the company has refinanced $401.9 million and retired $204.2 million of its maturing debt associated with asset sales; and has an additional $619.1 million under application and $392.3 million in extension negotiations.  As part of the company’s strategy, management is focused on accessing multiple sources of capital in order to address its upcoming debt maturities, including working to structure a portfolio of loans to be TALF-eligible.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of June 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 301 consolidated operating properties.  The company also has interest in 12 unconsolidated properties and 17 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E.